UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 10, 2012

Date of Report (Date of earliest event reported)

TelVue Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-17170	51-0299879
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16000 Horizon Way, Suite 500,

Mt. Laurel, New Jersey  08054

(Address of principal executive offices)

856-273-8888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 10, 2012, Emmett Hume was appointed Chief Financial Officer of TelVue Corporation. Prior to his appointment as Chief Financial Officer, Mr. Hume, 58, served as the Executive Officer of 4Xe LLC, a company founded by Mr. Hume. Since March 2011, 4Xe LLC provided consulting and advisory services to TelVue with respect to various business processes and systems, and the debt conversion transaction completed in March 2012. 4Xe LLC rendered an opinion to the Company’s board of directors as to the fairness from a financial point of view of the debt conversion transaction. TelVue Corporation paid 4Xe LLC, approximately $105,500 in 2011 and $91,647 to-date in 2012. Prior to 4Xe LLC, Mr. Hume served as President and Chief Operating Officer of WineAccess, Inc., an e-commerce company with executive offices in Narberth, PA, from 2008 until 2010. From 2004 until 2007, Mr. Hume was Executive Vice President, International of ORBCOMM, Inc., a satellite telecommunications company based in Fort Lee, NJ. Mr. Hume served in a variety of operational and financial positions prior to his employment at ORBCOMM, including approximately five years (from 1984-1990) with Prudential Securities as an investment banking associate and as VP at Prudential-Bache Interfunding, a merchant banking arm of the Prudential Insurance Company of America, and as Senior Vice President at the satellite services unit of General Electric and its successor company, SES GLOBAL SA.

Mr. Hume is employed on an at-will basis and is paid an annual salary of $156,000. Mr. Hume is eligible for a $10,000 bonus based on the Company achieving two consecutive quarters of profitability. Mr. Hume also receives, as do all other TelVue employees, health, dental, disability, and life insurance benefits as well as a contribution equal to 2.5% of his annual salary to TelVue’s 401K plan. Mr. Hume, like all other TelVue employees, is eligible to receive stock option grants under the TelVue Stock Option Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2012	TelVue Corporation

	By:	/s/ Jesse Lerman
	Name:	Jesse Lerman
	Title:	President and Chief Executive Officer